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                               EXHIBIT 10.3(J)
                   KEY EMPLOYEE CHANGE IN CONTROL AGREEMENT

     THIS AGREEMENT is made and entered into as of the ___ day of __________, 199_, by and between FIRST AMERICAN CORPORATION (the "Company") and __________ ("Employee").

                             W I T N E S S E T H:

     WHEREAS, Employee has rendered valuable services to the Company or its subsidiaries in various executive capacities; and

     WHEREAS, the Company wants to induce Employee to remain in Employee's current employment and to retain Employee's objectivity during circumstances relating to potential changes in control by providing Employee a measure of security; and

     WHEREAS, the Company wants to continue to have the benefits of the Employee's full time and attention directed to the affairs of the Company and/or its subsidiaries without the diversion due to concerns about a possible change in control; and

     WHEREAS, the Company wants to position itself to attract and retain able managers and to ensure the continuity of management by adopting compensation practices competitive with peer companies by providing similar severance benefits consistent with its policy of competitive employment and compensation practices.

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, receipt whereof being hereby acknowledged, the Company and Employee agree as follows:

     1. SUPPLEMENTAL EMPLOYMENT BENEFIT. In the event that Employee is employed by the Company at the time of a Change in Control or Potential Change in Control (as hereinafter defined), Employee will be entitled to the supplemental employment benefits hereinafter provided if Employee's employment with the Company terminates within two (2) years after a Change in Control or Potential Change in Control has occurred,
      (a) involuntarily, other than an involuntary termination for cause or as the result of death or disability;
      (b)  voluntarily, following
           (i) any reduction in Employee's (a) base salary from the level immediately preceding the Change in Control or Potential Change in Control, or (b) annual bonus opportunity available immediately preceding the Change in Control or Potential Change in Control;
            (ii) any relocation to which Employee has not agreed
                 to an office of the Company more than thirty-five (35) miles from the office where Employee was located at the time of the Change in Control or Potential Change in Control or any increase in Employee's required travel amounting to a constructive relocation;

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            (iii) any material reduction in the level of responsibility, position (including status, office, title, reporting relationships or working conditions), authority or duties of Employee in existence immediately preceding the Change in Control or Potential Change in Control or any assignment to Employee of duties inconsistent in any material respect with the highest level of Employee's position, authority, responsibilities or status as in effect during the six (6) months immediately preceding the Change in Control or Potential Change in Control without the prior written consent of Employee, or
            (iv) any material reduction in the aggregate fringe benefits and perquisites available to Employee immediately preceding the Change in Control or Potential Change in Control not offset by salary or annual bonus increases, or
      (c)  voluntarily if, following a Change in Control or Potential
           Change in Control, any successor or acquiror of the Company either announces that it will not honor or cause the Company to honor the terms of this Agreement or, at any time, fails to confirm in writing to Employee within fifteen (15) business days of a request by Employee that it will honor and will cause the Company to honor the terms of this Agreement.

As soon as practicable and in no event more than thirty (30 ) days after such termination, the Company shall pay to Employee (i) a lump sum equal to the Severance Payment specified in Section 2, (ii) the amount(s) described in
Section 3, and (iii) any Additional Amount as provided in Section 5. In the event of such termination, the Company will provide the Benefits specified in
Section 3 on an uninterrupted basis.

For purposes hereof a termination will be considered to be "for cause" if it occurs in conjunction with a determination by the Company that Employee has committed an act of gross negligence or willful misconduct materially injurious to the Company, gross dereliction of duties after notice to Employee and failure to correct the deficiencies within a period of thirty (30) days, or fraud in his or her capacity as an employee of the Company or a subsidiary thereof. For purposes of this Agreement, disability will be considered to have the same meaning as that provided in the Company's long term disability plan for provision of long term disability benefits and normal retirement age will have the meaning provided in the Company's Master Retirement Plan. In the event that the Company takes the position that a termination has occurred "for cause," it will so notify Employee in writing at the time of such termination. If for any reason, or no reason, the Company takes the position that some or all of the benefits provided hereunder are not due and owing to Employee or that it will not pay Employee any or all of the benefits provided hereunder, Employee may (but is not required to) submit the resolution of such dispute to arbitration as provided herein. Notwithstanding any dispute regarding this Agreement, however, the Company will pay to Employee the Severance Payment, the amount(s) payable under Section 3, and any Additional Amount as specified in Section 5 and continue to make the Benefits available during the period specified herein, unless and until it is determined by a court of competent jurisdiction or by arbitration proceedings pursuant to this Agreement that Employee is not entitled to all or a portion of the amount(s) paid and/or to continuation of the Benefits, at which time Employee will reimburse the Company all amounts to which Employee is determined not to be entitled (excluding any medical claim paid on behalf of the Employee).

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     2.       AMOUNT OF SEVERANCE PAYMENT.   The Severance Payment will be an
amount equal to the sum of:
     (i) Employee's annual cash bonus ("Annual Cash Bonus") equal to the greater of the actual amount earned by Employee or the target amount established by the Company for the full year in which a Change in Control or Potential Change in Control occurs;
     (ii)     the product of the Multiplier and Employee's Annual Base
              Salary (as hereinafter defined);  and
     (iii)    the product of the Multiplier and Employee's Annual Cash
              Bonus for the full year in which a Change in Control or Potential Change in Control occurs.

     For purposes hereof the Multiplier will be _____ (_). For purposes hereof, Employee's Annual Base Salary will be the greater of (i) his or her salary immediately prior to the Change in Control or Potential Change in Control, or (ii) his or her salary at the time of termination.

     3. LIFE, MEDICAL AND OTHER BENEFITS.
      (a) For a period of ____ (_) years following a termination of employment under circumstances entitling Employee to payment of Severance Payment (the "Benefit Period"), the Company will make available to Employee the following benefits (the "Benefits"):
            (i) medical and dental coverage for Employee and Employee's eligible dependents substantially equivalent to that provided in the First American Corporation Comprehensive Employee Benefit Plan (or any successor thereto) at the optional coverage level chosen by Employee from the options available under the First American Corporation Cafeteria
                   Plan as such plans were in effect immediately preceding the Change in Control or Potential Change in Control. Such medical and dental coverage will be provided concurrently with any available health plan continuation rights under
                   Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA");
            (ii) long-term disability protection substantially equivalent to that provided in the First American Corporation Comprehensive Employee Benefit Plan (or any successor thereto) as if Employee had elected cost-of-living adjustment protection under the First American Corporation Cafeteria Plan as such Plans were in effect immediately preceding the Change in Control or Potential Change in Control; and
            (iii) life insurance equivalent in an amount to that provided under the life insurance coverage in effect for Employee and Employee's eligible dependents immediately preceding the Change in Control.

      Such Benefits for Employee during the Benefit Period may, at the discretion of the Company, be provided through any employee benefit plan maintained by the Company for its employees or former employees through the purchase of insurance or by payments from the general assets of the Company. Employee will be required to pay the following amounts for the
      Benefits:
            (iv) Employee will, on a periodic basis, pay to the Company for medical and dental coverage the premium charged by the Company from time to time for

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                   substantially similar coverage under COBRA (or any
                   other mandatory health care continuation laws then in effect); provided, however, that the Company will, at the time of the payment of the Severance Payment, pay Employee a lump sum amount equal to (A) the difference between the total COBRA premiums for the full term of the Benefit period and the total participant contributions that would be required by the Company for similar coverage of an active employee for the same period (based on COBRA premium and contribution levels in effect at the time such lump sum payment is made) plus (B) a supplemental amount equal to expected federal, state and local income taxes on such amount (and taxes on the supplemental amount provided for by this clause (iv)(B));

            (v) Employee will make no payment for long-term disability coverage; and

            (vi) Employee will pay for life insurance coverage at the rate or rates charged by the Company for such coverage for similarly situated active employees.

      Notwithstanding the foregoing, Employee's rights to any of the Benefits will terminate on the earliest to occur of the date for which Employee becomes covered for substantially similar benefits on substantially similar terms through a program of a subsequent employer or otherwise (such as through coverage obtained by Employee's spouse) except with respect to which such coverage imposes pre-existing conditions or waiting periods with respect to Employee or Employee's dependents covered by the Company's medical or dental coverage or the date Employee fails to make premium contributions on a timely basis, or the date Employee cancels such coverage; provided, however, that Employee shall not be required to reimburse the lump sum amount provided in Section 3(a)(iv).

      (b) In addition, upon the occurrence of a Change in Control or Potential Change in Control, the Company will provide Employee with ndividual executive professional out placement services and tax preparation assistance (such tax preparation assistance not to exceed $2,500 per annum or such greater amount as may be established prior thereto by the Board of Directors of the Company) for a period f two years following any such occurrence.

        4.    ACKNOWLEDGMENT.   It is acknowledged that all amounts payable
hereunder, together with all other amounts payable to Employee upon or in connection with a Change in Control or Potential Change in Control are reasonable compensation for Employee's service to the Company and its subsidiaries.

        5.    ADDITIONAL AMOUNT.
        (a) The Company will pay to Employee an amount (the "Additional Amount") equal to the excise tax under the Code, if any, incurred by Employee by reason of the payments under this Agreement and any other plan, agreement or understanding between Employee and the Company or its parent, subsidiaries or affiliates (collectively, "Separation Payments") constituting excess parachute payments pursuant to Code Section 280G (or any successor provision thereof), plus all excise


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              taxes and federal, state and local income taxes incurred by
              Employee with respect to receipt of the Additional Amount.

              (b) All determinations required to be made under this Section 5, including whether an Additional Amount is required and the amount of any Additional Amount, will be made by the independent auditors engaged by the Company immediately prior to the Change in Control or Potential Change in Control (the "Accounting Firm"), which will provide detailed supporting calculations to the Company and Employee. In computing taxes, the Accounting Firm will use the highest marginal federal, state and local income tax rates applicable to Employee and will assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability, unless Employee demonstrates that he or she will not in fact be entitled to such a deduction for the year of payment.

              (c) The Additional Amount, computed assuming all of the Separation Payments constitute excess parachute payments as defined in Code Section 280G (or any successor provision thereof), will be paid to Employee with the Severance Payment unless the Company at the same time as the payment of the Severance Payment provides Employee with an opinion of the Accounting Firm that Employee will not incur an excise tax on part or all of the Separation Payments. Any such opinion will be based upon the applicable regulations under Code Sections 280G and 4999 (or any successor provisions thereof) or substantial authority within the meaning of Code Section 6662. If such opinion applies only to part of the Separation Payments, the Company will pay Employee the Additional Amount with respect to that part of the Separation Payments not covered by the opinion.

        6. ARBITRATION. In the event of a dispute regarding the terms of this Agreement, Employee may elect, in lieu of litigation, to have the dispute decided by arbitration. All arbitrations pursuant to this Agreement will be determined in accordance with the rules of the American Arbitration Association then in effect, by a single arbitrator if the parties will agree upon one, or otherwise by three arbitrators, one appointed by each party, and a third arbitrator appointed by the two arbitrators selected by the parties, all arbitrators from a panel proposed by the American Arbitration Association. If any party will fail to appoint an arbitrator within thirty (30) days after it is notified to do so, then the arbitration will be accomplished by the single arbitrator appointed by the other party. Unless otherwise agreed in writing by the parties hereto, all arbitration proceedings will be held in Nashville, Tennessee. In the event arbitration is commenced, each party agrees to be bound by and to comply with any award made in any such proceeding, which will be final, and to the entry of judgment in accordance with applicable law in any jurisdiction upon any such award. The decision of the arbitrators will be tendered within sixty (60) days of final submission of the parties in writing or any hearing before the arbitrators and will include their individual votes. If Employee is entitled to any award pursuant to the determination reached in the arbitration proceeding that is greater than that proposed by the Company, he or she will be entitled to payment by the Company of all attorneys' fees, costs (including expenses of arbitration) and other out of pocket expenses incurred in connection with the arbitration.

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        7.    CHANGE IN CONTROL. The terms "Change in Control" and "Potential
Change in Control" shall have the meanings ascribed to them in the First American Corporation 1991 Employee Stock Incentive Plan.

        8. OTHER EMPLOYEE BENEFITS. The benefits hereunder will not be affected by or reduced because of any other benefits to which Employee may be entitled by reason of his or her continuing employment with the Company or the of termination of his or her employment with the Company, and no other such benefit by reason of such employment shall be so affected or reduced because of the benefits bestowed by this Agreement except as hereinafter specifically provided. Employee will not be entitled to duplicative health, medical, life, disability and other insurance benefits or to severance payments specifically made only with respect to termination of employment under any employment, retention or severance pay agreement, plan or other arrangement. In addition, the payment of benefits to Employee under this Agreement will not entitle Employee to payments under the other plans or arrangements providing such benefits except to the extent such other plans or arrangements provide additional benefits to those provided herein.

        9. WITHHOLDING; SET-OFF. All amounts payable by the Company hereunder will be subject to withholding of such amounts related to taxes as the Company may be legally obligated to withhold. The right of Employee to receive benefits under this Agreement, however, will be absolute and will not be subject to any set-off, counterclaim, recoupment, defense, duty to mitigate or other rights the Company may have against Employee or anyone else.

     10. SUBSEQUENT EMPLOYMENT. Employee's right to receive benefits under this Agreement shall not be reduced by reason of Employee's employment with any other employer after terminating employment with the Company (except as may relate to the continuation of Benefits as set forth in Section 3). Any compensation for services rendered or consulting fees earned after the date of termination will not diminish Employee's right to receive all amounts due hereunder.

     11. EMPLOYEE'S INDEMNITY. Employee will be entitled to the benefits of the indemnity provided by the Company's charter, bylaws or otherwise immediately prior to the Change in Control or Potential Change in Control, and any subsequent changes to the charter, bylaws, or other indemnity provisions reducing the indemnity granted to officers will not affect the rights granted hereunder. The Company may not reduce these indemnity benefits confirmed to Employee hereunder without the prior written consent of Employee.

     12.      COSTS OF ENFORCEMENT; INTEREST.  Subject to the provisions of
Section 6, in the event Employee collects any part or all of the Severance Payments, Benefits, or the Additional Amount or otherwise enforces the terms of this Agreement following a dispute with the Company regarding the terms of this Agreement, the Company will pay all costs of such collection or enforcement, including reasonable legal fees and other out-of-pocket expenses reasonably incurred by Employee. In addition, the Company will pay to Employee interest on all or any part of the Severance Payments, the Additional Amount or costs incurred by Employee as a result of the Company's failure to continue the Benefits that are not paid or continued when due at a rate equal to the Index Rate as announced by First American National Bank or its successors from time to time.

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     13.      TERM.  The terms of this Agreement may be terminated or
amended by the Company at any time upon thirty (30) days notice to Employee prior to the first to occur of (i) a Change in Control or Potential Change in Control, (ii) the public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control or Potential Change in Control, or (iii) the Board of Directors of the Company becomes aware of a proposal for a transaction that, if consummated, would constitute a Change in Control or Potential Change in Control. Upon the occurrence of any of the foregoing events, this Agreement will continue as in effect at such time without termination or further change by Company until the earlier of (a) two years following any Change in Control or Potential Change in Control, or (b) the final withdrawal or termination of a proposal that, had it been consummated, would have constituted a Change in Control or Potential Change in Control, at which time this Agreement may, once again, be amended or terminated by Company upon thirty (30) days notice to Employee until one of the events in
(i), (ii) or (iii) occurs. Notwithstanding the foregoing, in the event of a Change in Control or Potential Change in Control, upon Employee's termination of employment entitling Employee to benefits hereunder, this Agreement may not be amended or terminated by the Company until all of the Company's obligations and liabilities hereunder are satisfied. For purposes of this Agreement, Employee's base salary, bonus and bonus opportunity and benefits and perquisites, and Employee's indemnity rights immediately prior to an event causing this Agreement to be non-amendable by the Company alone will be considered to be Employee's base salary, bonus, and bonus opportunity or benefits and perquisites or indemnity rights immediately prior to the Change in Control or Potential Change in Control if such salary, bonus, and bonus opportunity or benefits and perquisites or indemnity prior to the event is greater. In addition, action that would be described in Section 1(b)(ii) or
(iii) if occurring following a Change in Control or Potential Change in Control will be considered to have so occurred if occurring following an event causing this Agreement to become non-amendable if there ultimately is a Change in Control or Potential Change in Control.

     14. NOTICES. Notices, which must be in writing, will be considered effective upon receipt and will be sent to the Company at its headquarters, attention Chief Executive Officer, or to Employee at the address set forth below. Either party may notify the other of any change in the address for notice.

     15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to agreements made and entirely to be performed therein.

     16. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors (including any successor to the Company by reason of any dissolution, merger, consolidation, sale of assets or other reorganization of the Company), heirs, personal representatives and assigns of the parties hereto.

     17. EMPLOYMENT WITH RELATED PARTIES. Employment with any present or future parent, subsidiary or affiliated corporation of the Company or any successor to substantially all of the business of the Company will be considered employment with the Company for all purposes of this Agreement.


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     18.       NO CONTRACT FOR EMPLOYMENT.  Nothing in this Agreement will be deemed to give Employee the right to be retained in the service of the Company or to deny the Company any right it may have to discharge, or demote Employee at any time.

     19. SEVERABILITY. The invalidity and unenforceability of any particular provision of this Agreement will not affect any other provision of the Agreement and the Agreement will be construed in all respects as if the invalid or unenforceable provision were omitted.

     20. MISCELLANEOUS. No provisions of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing signed by Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     21. HEADINGS. The headings of the Sections herein are for convenience only and shall have no significance in the interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date written above.

                                        FIRST AMERICAN CORPORATION

                                        By:
                                           ----------------------------
                                        Title:
                                              -------------------------
                                        Attest:
                                               ------------------------



------------------------------          -------------------------------
Witness                                 Employee

                                        Address:

                                        -------------------------------

                                        -------------------------------



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